EXHIBIT 10.48A

SECOND AMENDMENT TO LICENSE AND SALE AGREEMENT

             THIS SECOND AMENDMENT TO LICENSE AND SALE AGREEMENT (the “Amendment”) is made and entered into as of March 16, 2001 (the “Amendment Effective Date”), by and between METABOLEX, INC., a Delaware corporation (“Metabolex”), and SHAMAN PHARMACEUTICALS, INC., a Delaware corporation (“Shaman”).  Metabolex and Shaman may be referred to herein as a “Party,” or, collectively, as “Parties.”

RECITALS

             A.         Metabolex and Shaman are parties to the License and Sale Agreement dated as of August 10, 1999, as amended effective December 4, 2000 (as amended, the “Agreement”), regarding the grant of licenses to Metabolex by Shaman in the diabetes area under intellectual property relating to certain compounds and extracts and the purchase of certain related materials by Metabolex.

             B.         The Parties have entered into that certain Asset Sale Agreement, dated as of February 13, 2001, under which Metabolex has agreed to purchase, and Shaman has agreed to sell to Metabolex, certain additional assets of Shaman relating to its diabetes program, and in conjunction with, and as a condition to the closing of such asset sale, the Parties are obligated to enter into this Amendment to amend the terms of the Agreement as provided herein.

NOW, THEREFORE, the Parties agree as follows:

1.          AMENDMENT OF THE AGREEMENT

The Parties hereby agree to amend the terms of the Agreement as provided below.  To the extent that the Agreement is explicitly amended by this Amendment, the terms of the Amendment will control where the terms of the Agreement are contrary to or conflict with the following provisions.  Where the Agreement is not explicitly amended, the terms of the Agreement will remain in force.  Capitalized terms used in this Amendment shall have the meanings as ascribed below or elsewhere in this Amendment, or if not so defined herein shall have the same meanings as such terms are defined in the Agreement.

             1.1        Amendment Of License Rights Under Sections 2.1, 2.2 And 2.3(a).  Effective immediately and automatically as of the Amendment Effective Date, all of Metabolex’s license rights under Sections 2.1, 2.2 and 2.3(a) of the Agreement are and shall be perpetual and irrevocable, and to the extent that such license rights under the Technology as to particular fields or uses were non-exclusive (as of just prior to the Amendment Effective Date), such license rights are and shall be exclusive, even as to Shaman and any of its successors in interest to the applicable Intellectual Property Rights.

             1.2        Amendment Of Section 2.2(c).  Effective immediately and automatically as of the Amendment Effective Date, Metabolex’s license rights under Section 2.2(c) of the Agreement include the rights, with full rights to sublicense, to discover, develop, make, have made, use, import, offer for sale, sell and otherwise commercialize Metabolex Extracts for all uses in all fields, except commercialization rights for Dietary Supplements.

             1.3        Amendment Of Rights Under Sections 2.3(b) And (c).  Effective immediately and automatically as of the Amendment Effective Date, (a) Metabolex’s license rights under Sections 2.3(b) and (c) of the Agreement shall include the entire Nutritional Area (including areas outside the Metabolic Disease Field) except for commercialization rights for Dietary Supplements, and (b) each Party’s rights to grant further licenses (or sublicenses, as applicable) under their rights under Section 2.3(b) of the Agreement will not be limited to granting licenses on a product by product basis, but instead each Party may assign such licenses or grant sublicenses thereunder for all or part of its corresponding co-exclusive and exclusive license rights (as applicable).

             1.4        Amendment of Section 11.1(c).  Effective immediately and automatically as of the Amendment Effective Date, the license previously granted to Metabolex under Section 11.1(c) of the Agreement shall include the full rights to commercialize Dietary Supplements in all countries, including without limitation the United States, Mexico, Central America, South America and Africa, and all such license rights shall be irrevocable.

             1.5        Termination of Certain Sections.  Effective immediately and automatically as of the Amendment Effective Date, Sections 3.6(c), 3.7, 4.1, 4.2, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 11.1(d), 11.2 and 11.3 of the Agreement are terminated and of no further force or effect.

             1.6        Amendment Effective Date.  The Parties understand and agree that this Amendment is and will be effective only upon the issuance of a proper, final, non-appealable order approving the proposed sale of certain of Shaman’s assets to Metabolex pursuant to the Asset Sale Agreement and this Amendment by the Bankruptcy Court, including, without limitation, entry of an order by the Bankruptcy Court approving the Asset Sale Agreement with a finding that Metabolex is buying property in good faith in accordance with 11 U.S.C. § 363(m), which order is not stayed within ten (10) days of entry thereof, in a form satisfactory to Metabolex (“Approval Order”).

2.          MISCELLANEOUS

             2.1        Full Force and Effect.  This Amendment amends the terms of the Agreement and is deemed incorporated into, and governed by all other terms of, the Agreement.  The provisions of the Agreement, as amended by this Amendment, remain in full force and effect pursuant to the Agreement.

             2.2        Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             IN WITNESS WHEREOF,the Parties have executed this Amendment in duplicate originals by their authorized officers as of the date and year first written below.

SHAMAN PHARMACEUTICALS, INC.

By: /s/ Steven R. King

Name: Steven R. King

Title: Chief Operating Officer

METABOLEX, INC.

By: /s/ Thomas A. Glaze

Name: Thomas A. Glaze

Title: President and CEO